Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-114010 and 333-115254) pertaining to the 2004 Equity Plan, the 2004 Employee Stock Purchase Plan, the 1997 Management Equity Plan and the 2003 Non-Employee Directors Stock Plan of Kinetic Concepts, Inc. of our reports dated February 24, 2010, with respect to the consolidated financial statements and schedule of Kinetic Concepts, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Kinetic Concepts, Inc., included in the Annual Report (Form 10-K) for the year ended December 31, 2009.

/s/  Ernst & Young, LLP
Ernst & Young, LLP

San Antonio, Texas
February 24, 2010